Exhibit 4 (i)

EXECUTION COPY

SECURITYHOLDERS AND REGISTRATION RIGHTS AGREEMENT

by and among

DPL INC.,

DPL CAPITAL TRUST I,

DAYTON VENTURES LLC

and

DAYTON VENTURES, INC.,

dated as of March 13, 2000

i

ii

SECURITYHOLDERS AND REGISTRATION RIGHTS AGREEMENT

THIS SECURITYHOLDERS AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 13, 2000, among DPL Inc., an Ohio corporation (the “Company”), DPL Capital Trust I, a Delaware business trust (the “Trust), Dayton Ventures LLC, a Delaware limited liability company, together with such of its Affiliates (as defined in Section 10.1) as it shall designate as provided for herein (the “Equity Purchaser”) and Dayton Ventures, Inc., a Cayman Islands corporation, together with such of its Affiliates as it shall designate as provided for herein (the “Trust Preferred Purchaser” and, together with the Equity Purchaser, the “Purchasers”).

RECITALS

WHEREAS, the Company, the Trust, the Equity Purchaser and the Trust Preferred Purchaser have entered into a Securities Purchase Agreement, dated as of February 1, 2000 (the “Securities Purchase Agreement”), pursuant to which (i) the Company has agreed to sell to the Equity Purchaser and the Equity Purchaser has agreed to purchase from the Company (A) up to 6,800,000 of its Series B Preferred Shares, no par value, liquidation preference of $0.01 per share (the “Voting Preferred Shares”), having the rights, preferences, privileges and restrictions set forth  in the Certificate of Amendment in the form attached as Exhibit A to the Securities Purchase Agreement (the “Certificate of Amendment”) and (B) 31,600,000 warrants to purchase 31,600,000 (the “Warrant Shares”) of its Common Shares, at an exercise price of $21 per share, as provided in the Securities Purchase Agreement and in the form of warrant attached as Exhibit B to the Securities Purchase Agreement (the “Warrants”) and (ii) the Company and the Trust have agreed to sell to the Trust Preferred Purchaser, and the Trust Preferred Purchaser has agreed to purchase from the Trust, an aggregate of $550 million liquidation preference of 8.5% Capital Securities (liquidation amount $25 per capital security) (the “Trust Preferred Securities”), representing undivided beneficial interests in the assets of the Trust, guaranteed by the Company as to the payment of distributions, and as to payments on liquidation or redemption, to the extent set forth in a guarantee agreement to be substantially in the form attached as Exhibit C to the Securities Purchase Agreement to be entered into between the Company and The Bank of New York (Delaware), as trustee. The proceeds of the sale of the Trust Preferred Securities and an aggregate of $17,010,325 liquidation amount of its Common Securities (liquidation amount $25 per common security) by the Trust are to be invested in Junior Subordinated Debentures, (the “Subordinated Debentures”) of the Company to be substantially in the form attached as Exhibit D to the Securities Purchase Agreement to be issued pursuant to an Indenture (the “Indenture”) to be substantially in the form attached as Exhibit E to the Securities Purchase Agreement to be entered into between the Company and The Bank of New York, as trustee; and

WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, the Trust, the Purchasers, the Voting Preferred Shares, the Warrants, the Warrant Shares and the Trust Preferred Securities to be effective as of the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquisition” has the meaning assigned to such term in Section 7.1(a).

“Acquisition Restrictions” has the meaning assigned to such term in Section 7.1(a).

“Acquisition Effect” has the meaning ascribed to such term in Section 4.2(g).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

“Applicable Boards” has the meaning assigned to such term in Section 2.1(a).

“Articles” means the Amended Articles of Incorporation of the Company as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“beneficial owners” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of either Common Stock or Preferred Stock or other voting securities of the Company or Trust Preferred Securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities, including the Warrants.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or Dayton, Ohio.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and, with respect to the Company, includes any and all shares of Common Stock and Preferred Stock and, with respect to the Trust, includes the Trust Preferred Securities.

“Certificate of Amendment” has the meaning assigned to such term in the Recitals.

“Claims” has the meaning assigned to such term in Section 6.4(a).

“Closing” has the meaning assigned to such term in the Securities Purchase Agreement.

“Closing Date” has the meaning assigned to such term in the Securities Purchase Agreement.

“Common Stock” means the common shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Company Board” means the Board of Directors of the Company.

“Company Offering” has the meaning assigned to such term in Section 4.2(h).

“Company Registrable Securities” means any Warrants or Common Stock (including the Warrant Shares) held by any Holder. As to any particular Company Registrable Securities, once issued, such Company Registrable Securities shall cease to be Company Registrable Securities when (i) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 or (iii) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Company Registrable Securities shall be based on the number of shares of Common Stock which are Company Registrable Securities, including shares issuable upon the conversion, exchange or exercise of any security convertible, exchangeable or exercisable into Common Stock (including the Warrants).

“Consent Rights” has the meaning assigned to such term in Section 2.5(b).

“control” (including the terms “controlled by” and ‘‘under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Damages” has the meaning assigned to such term in Section 8.1.

“Demand Party” has the meaning assigned to such term in Section 4.2(a).

“Director” means any member of any of the Applicable Boards.

“DP&L” means The Dayton Power and Light Company, an Ohio corporation.

“DP&L Board” means the Board of Directors of DP&L.

“Equity Securities” means (i) with respect to the Company, any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including the Warrants), and (ii) with respect to the Trust, any and all shares of Capital Stock of the Trust, securities of the Trust convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Excess Warrants” has the meaning assigned to such term in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully-Diluted Basis” with respect to Voting Securities means the number of shares of Voting Securities which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of Voting Securities issuable pursuant to any securities (other than Voting Securities), warrants, rights or options then outstanding, convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time or otherwise), Voting Securities (including the Warrants).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holder” means the Equity Purchaser, the Trust Preferred Purchaser and any other holder of Registrable Securities (including Affiliates of the Equity Purchaser or the Trust Preferred Purchaser) as well as any direct or indirect Transferees of the Equity Purchaser, the Trust Preferred Purchaser or any of their respective Affiliates entitled to the rights, and bound by the obligations, under this Agreement in accordance with Section 3.1 (b).

“Incur” or “Incurrence” means to incur, create, assume, guarantee or otherwise become directly or indirectly liable with respect to.

“Indebtedness” has the meaning assigned to such term in the Indenture.

“Indebtedness Rating” has the meaning assigned to such term in Section 2.5(a)(vi).

“Indemnified Parties” has the meaning assigned to such term in Section 6.4(a).

“KKR Observer” has the meaning assigned to such term in Section 2.1 (a).

“KKR Representative” means any Director designated by the senior member of the Equity Purchaser pursuant to Section 2.1 of this Agreement.

“Law” has the meaning assigned to such term in the Securities Purchase Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means The New York Stock Exchange, Inc.

“Ownership Percentage” means, at any time, the ratio, expressed as a percentage, (i) of the total shares of Voting Securities of the Company beneficially owned by the Equity Purchaser and its Affiliates to (ii) the total number of outstanding shares of Voting Securities of the Company on a Fully-Diluted Basis, in each case assuming exercise of the Warrants but excluding the Voting Preferred Shares.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Preferred Stock” means, collectively, the Series A Preferred Shares (as defined in the Securities Purchase Agreement) and the Voting Preferred Shares.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended, or any successor thereto.

“Purchaser Indemnitee” has the meaning assigned to such term in Section 8.1.

“Purchasers” has the meaning assigned to such term in the introductory paragraph.

“Registering Party” has the meaning assigned to such term in Section 6.1.

“Registrable Securities” means the Company Registrable Securities and the Trust Registrable Securities, as appropriate.

“Registration Expenses” means any and all expenses incident to performance of or compliance with Articles IV, V and VI of this Agreement, including (i) all SEC and NYSE or other securities exchange or NASD registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE or any other securities exchange or the NASD pursuant to this Agreement and all rating agency fees, (v) the fees and disbursements of counsel for the Company and/or the Trust and of their respective independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of counsel selected pursuant to Section 6.6, (vii) any reasonable fees and disbursements of underwriters and their counsel customarily paid by the issuers or sellers of securities, and the reasonable fees and expenses of special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, and (viii) half of all expenses incurred in connection with any road shows (including the reasonable out-of-pocket expenses of the Holder of the applicable Registrable Securities).

“Regulations” means the Regulations of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Articles and the terms of this Agreement.

“Rights Agreement” means the Rights Agreement, dated as of December 3, 1991, between the Company and the First National Bank of Boston, as Rights Agent, as amended by the Rights Amendment (as defined in the Securities Purchase Agreement), and any successor agreement covering substantially the same subject matter as the Rights Agreement.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning assigned to such term in Section 4.1.

“Standstill Period” means the period commencing on the Closing Date and continuing until the fifth anniversary of such date.

“Subordinated Debentures” has the meaning given to such term in the Recitals.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner and, with respect to the Company, includes the Trust. .

“Third Party” has the meaning assigned to such term in Section 7.1 (b).

“Transaction Agreements” has the meaning assigned to such term in the Securities Purchase Agreement.

“Transaction Delay Notice” has the meaning assigned to such term in Section 4.2(h).

“Transfer” means, “directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom the Equity Purchaser and/or the Trust Preferred Purchaser or any of their respective Affiliates or any Transferee thereof transfers Equity Securities of the Company and/or the Trust, as appropriate.

“Trust Preferred Securities” has the meaning assigned to such term in the Recitals.

“Trust Registrable Securities” means any Trust Preferred Security and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, divided, spin- off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other  similar reorganization or business combination, held by any Holder including, if the Trust is for any reason liquidated or otherwise dissolved, whether voluntarily or involuntarily, the Subordinated Debentures). As to any particular Trust Registrable Securities, once issued, such Trust Registrable Securities shall cease to be Trust Registrable Securities when (i) a registration statement with respect to the sale by the Holder of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such securities shall have ceased to be outstanding.

“Voting Preferred Shares” has the meaning assigned to such term in the Recitals.

“Voting Securities” means, at any time, shares of any class of Equity Securities which are then entitled to vote generally in the election of Directors.

“Waiting Period” has the meaning assigned to such term in Section 3.5.

“Warrants” has the meaning assigned to such term in the Recitals.

“Warrant Shares” has the meaning assigned to such term in the Recitals.

SECTION 1.2 Other Definitional Provisions. (a) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE OF THE COMPANY

SECTION 2.1 Board Representation. (a) Subject to Section 2.5, the senior member of the Equity Purchaser shall be entitled to designate one person for election to, and the shareholder of the Trust Preferred Purchaser shall be entitled to designate one person to attend as a non-voting observer at all meetings of (and to receive all materials and information that voting Directors receive) (the “KKR Observer”), (i) the Company Board, (ii) the DP&L Board and (iii) the board of directors of any separate entity or entities formed to hold DP&L’s electricity generation, transmission and/or distribution businesses or any material portion thereof (other than a wholly owned Subsidiary of the Company or DP&L or any of their respective wholly owned Subsidiaries) (collectively, the “Applicable Boards”), and the Company agrees, to the extent permitted by Law to take such action as may be required under applicable Law (A) so that, effective as of the Closing, the Company Board and the DP&L Board shall each consist of eleven members and shall include the KKR Representative, (B) to include in any slate of nominees recommended by the Applicable Boards for election by the shareholders the KKR Representative, (C) to take such action as may be required under applicable Law to cause the initial KKR Representative to be designated to be a member of the class of the Directors on each Applicable Board which is a classified board having the longest remaining term (which in the case of the Company Board shall be the term extending until the 2003 annual meeting of shareholders), (D) to use its reasonable best efforts to cause the election of the KKR Representative to the Applicable Boards, including nominating such individual, or causing its Subsidiaries to nominate such individual, as appropriate, to be elected as a Director of the Applicable Boards and (E) not to take any action that would cause the number of Directors constituting any Applicable Board to be less than eleven at anyone time; provided that any KKR Representative or KKR Observer (other than those initially designated hereunder) must be reasonably satisfactory to the Company at the time of their designation hereunder; and, provided, further, that any Person who shall have served as the KKR Observer shall be automatically deemed satisfactory to the Company for designation as the KKR Representative. The KKR Observer may be changed at any time by the shareholder of the Trust Preferred Purchaser. The initial KKR Representative shall be one of George Roberts or Scott M. Stuart, and the initial KKR Observer shall be the other.

(b) In the event that a vacancy is created on any Applicable Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of any KKR Representative, the Company shall use its reasonable best efforts to cause the remaining Directors on such Applicable Board to fill the vacancy created thereby to be filled by a new designee of the senior member of the Equity Purchaser as soon as possible, who is designated in the manner specified in this Section 2.1, and the Company hereby agrees to take, or cause to be taken, at any time and from time to time, all actions necessary to accomplish the same. Neither the Company, DP&L nor any of the Company’s other Subsidiaries or Affiliates shall take any action to cause the removal of any KKR Representative without cause.

SECTION 2.2 Available Financial Information. The Company will deliver, or will cause to be delivered, to the Equity Purchaser, the senior member of the Equity Purchaser, the Trust Preferred Purchaser and the shareholder of the Trust Preferred Purchaser:

(i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an unaudited unconsolidated balance sheet of the Company as of the end of such fiscal year, and unaudited unconsolidated statements of income and cash flows of the Company for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP; and

(ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited unconsolidated balance sheet of the Company as of the end of each such quarterly period, and unaudited unconsolidated statements of income and cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.

If the Company ceases to be a public reporting company under the Exchange Act or shall fail to comply with its reporting obligations under Exchange Act, the Company will deliver, or will cause to be delivered, to the Equity Purchaser, the senior member of the Equity Purchaser, the Trust Preferred Purchaser and the shareholder of the Trust Preferred Purchaser:

(i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent not available) by such financial statements accompanied by the report of independent public accountants of recognized national standing selected by the Company; and

(ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.

SECTION 2.3 Access. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents and representatives to (i) afford the Purchasers, the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser, during normal business hours upon reasonable advance notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, (ii) furnish the Purchasers, the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser with all financial, operating and other data and information as either of the Purchasers, the senior member of the Equity Purchaser or the shareholder of the Trust Preferred Purchaser may from time to time reasonably request and (iii) afford the Purchasers, the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers on a periodic basis; provided that the Purchasers, the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser shall not avail themselves of this right to the extent that the KKR Representative, with respect to the Equity Purchaser and the senior member of the Equity Purchaser, and the KKR Observer, with respect to the Trust Preferred Purchaser and the shareholder of the Trust Preferred Purchaser, are able to obtain comparable access, information and opportunities through their rights as a Director and observer, respectively, of the Company Board and the DP&L Board. Notwithstanding the foregoing, nothing in this section shall give the Purchasers or their Affiliates any approval rights over the day-to-day activities of the Company.

SECTION 2.4 Consents Rights of the Equity Purchaser. (a) Subject to Section 2.5, in addition to any vote or consent of the Company Board and/or shareholders of the Company required by Law pr the Articles, the approval of the Equity Purchaser, not to be unreasonably withheld, shall be necessary for authorizing, effecting or validating the following actions by the Company:

(i) any amendment, alteration or change to the rights, preferences, privileges or powers of the Voting Preferred Shares;

(ii) the issuance of any other preferred stock of the Company (other than shares previously reserved in connection with the Rights Agreement) (A) of the same class as the Voting Preferred Shares or (B) ranking senior to the Voting Preferred Shares;

(iii) (A) any amendment, repeal or alteration of the Company’s Articles in a manner that adversely affects the holders of the Voting Preferred Shares; provided, however, that no increase in the number of authorized shares of Common Stock or Preferred Stock shall in itself be deemed to adversely affect such holders or (B) any amendment, repeal or alteration of the Company’s Regulations in a manner that adversely affects the holders of the Voting Preferred Shares, except for any such action taken solely by the shareholders of the Company;

(iv) any action by the Company that would result in the Equity Purchaser, together with any of its Affiliates, or any Transferee holding Voting Preferred Shares, holding in excess of 4.9% of the Voting Securities or becoming subject to regulation as a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “public utility company” (as such terms are defined in PUHCA) (other than as a result of the exercise of the Warrants whether before or after any such action by the Company);

(v) any merger or consolidation with or into any other Person, or any acquisition of another Person, or any sale or transfer of all or a material portion of the assets of, or any other business combination transaction, in each case, involving the Company, DP&L or any other “significant subsidiary” (as defined in SEC Regulation S-X) of the Company whether in a single transaction or series of related transactions (a “Business Combination Transaction”) or any issuance of any Equity Securities of any of the Company’s Subsidiaries to any Third Party (other than the Company or any wholly owned Subsidiary of the Company) which would result (as determined pursuant to Section 2.4(b) below) in (A) any downgrade of the rating of any then existing Indebtedness of the Company or any its Subsidiaries or the rating assigned to the Trust Preferred Securities below an investment grade rating of Baa3 by Moody’s Investors Service or of BBB- by Standard & Poor’s Rating Services (collectively, the “Indebtedness Rating”), or (B) any new Indebtedness of the Company and/or its Subsidiaries to be Incurred in connection with any such transaction being assigned an initial rating below the Indebtedness Rating;

(vi) any spin-off or split-off, dividend or other distribution or any sale or other disposition of all or a material portion of any of the Company’s electricity generation, transmission or distribution businesses which would result (as determined pursuant to Section 2.4(b) below) in (A) any downgrade of the rating of any then existing Indebtedness of the Company or any its Subsidiaries or the rating assigned to the Trust Preferred Securities, below the Indebtedness Rating or (B) any new Indebtedness of the Company and/or its Subsidiaries to be Incurred in connection with any such transaction being assigned an initial rating below the Indebtedness Rating;

(vii) any Incurrence of Indebtedness which (A) would result (as determined pursuant to Section 2.4(b) below) in any downgrade of the rating of any then existing Indebtedness of the Company or any its Subsidiaries or the rating assigned to the Trust Preferred Securities, below the Indebtedness Rating or (B) would be assigned an initial rating below the Indebtedness Rating; or

(viii) any arrangement or contract to do any of the foregoing.

(b)   In connection with the exercise of the Equity Purchaser’s Consent Rights set forth in clauses (v), (vi) or (vii) of Section 2.4(a), the Company agrees that, prior to entering into or taking any of the transactions or actions specified in such clauses, it will seek and receive a confirmation of the rating of any of its then existing Indebtedness and the Trust Preferred Securities, and/or, as applicable, an initial rating of any new Indebtedness to be Incurred from each of Moody’s Investors Service and Standard & Poor’s Rating Service or any successors thereof.

SECTION 2.5 Loss of Board and Consent Rights. The board rights set forth in Section 2.1 and the consent rights set forth in Section 2.4(a) (the “Consent Rights”) shall continue only for so long as the Equity Purchaser and its Affiliates continue to beneficially own, in the aggregate, at least 12,640,000 shares of Common Stock (including the shares of Common Stock issuable upon exercise of the Warrants); provided, however, that the Equity Purchaser will be able to exercise the Consent Rights set forth in clause (iv) of Section 2.4(a) for so long as the Equity Purchaser or any of its Affiliates beneficially own at least two percent of the total outstanding shares of Capital Stock of the Company.

SECTION 2.6 Actions Affecting Certain Distributions. The Company will not, without the prior written consent of the Equity Purchaser, take any action which would reasonably be expected to directly restrict or limit the payment of distributions on the Subordinated Debentures or the Trust Preferred Securities.

SECTION 2.7 Issuances of Additional Securities. In connection with the declaration, issuance or consummation of any dividend, spin-off or other distribution or similar transaction by the Company of the capital stock of any of its Subsidiaries, the Company shall cause (i) to the extent that the Voting Preferred Shares and the Warrants remain outstanding, additional shares of voting preferred stock of such Subsidiary and additional warrants of such Subsidiary with substantially similar terms as the Voting Preferred Shares and the Warrants, respectively, to be issued to the Equity Purchaser or one or more of its nominees or its Transferees so that after giving effect to such transaction the Equity Purchaser and its nominees and Transferees have the same interest in voting preferred stock (and voting securities) and warrants in each of the Company and such Subsidiary as they had in the Voting Preferred Shares and the Warrants immediately prior to such transaction and (ii) any such Subsidiary to enter into a securityholders and registration rights agreement with substantially similar terms, conditions, covenants and governance provisions as are provided for in this Agreement with the Equity Purchaser and/or its nominees or any Transferees, as appropriate.

SECTION 2.8 Pre-Approval of Certain Transactions. In the event that the Company takes or plans to take any action that would or would reasonably be expected to cause it to lose its exemption from regulation as a “holding company” (as defined in PUHCA) under PUHCA, including any merger or other business combination with a “public-utility company” or a “holding company” thereof (as such terms are defined in PUHCA) if such combination results in the creation of a “holding company” registered under PUHCA Section 5, the Company and, if applicable, its successor shall use commercially reasonably efforts to obtain all prior approvals or exemptions, if any, from the SEC under PUHCA necessary for the consummation of all transactions contemplated by this Agreement and the other Transaction Agreements, including approval or exemption of (i) the issuance of securities by the Company or its successor in connection with the exercise of the Warrants, (ii) the capital structure of the Company or its successor both before and after the exercise of the Warrants, including approval or exemption of the continued existence of any minority interests in the Company or its successor and (iii) the repurchase or redemption of the Voting Preferred Shares, the Subordinated Debentures and the Trust Preferred Securities.

ARTICLE III

TRANSFERS

SECTION 3.1 Transferees. (a) Subject to Section 3.1(b), no Transferee of the Equity Purchaser or the Trust Preferred Purchaser shall be obligated by, or entitled to rights under, this Agreement.

(b) No Transferee shall have any rights or obligations under this Agreement, except that:

(i) in the sole discretion of the Equity Purchaser, the Equity Purchaser may assign all or a portion of the rights and obligations of the Equity Purchaser under Sections 2.7 and 2.8 and Articles IV, VI and VIII (and such rights shall be further transferable to any further Transferee subject to this Section 3.1(b)(i));

(ii) in the sole discretion of the Trust Preferred Purchaser, the Trust Preferred Purchaser may assign all or a portion of the rights and obligations of the Trust Preferred Purchaser under Articles V, VI and VIII (and such rights shall be further transferable to any further Transferee subject to this Section 3. 1 (b)(ii)); and

(iii) any Transferee of Voting Preferred Shares and Warrants shall be obligated to comply with the provisions of Sections 3.2 and 3.3.

(c) Prior to the consummation of a Transfer from the Equity Purchaser or the Trust Preferred Purchaser, to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Transferee shall (i) agree in writing to be bound by the terms and conditions of this Agreement to the extent described in Section 3.1 (b) and (ii) provide the Company and the other parties to this Agreement at such time complete information for notices under this Agreement.

SECTION 3.2 Transfer Restrictions of the Voting Preferred Shares. Notwithstanding Section 3.1, the Equity Purchaser hereby agrees, and any Transferee of Voting Preferred Shares agrees, that neither it nor any of its Affiliates shall transfer any of their respective Voting Preferred Shares without transferring to the same Transferee an equal number of Warrants.

SECTION 3.3 Transfer Restrictions of the Warrants.  Notwithstanding Section 3.1, the Equity Purchaser hereby agrees, and any Transferee of Voting Preferred Shares agrees, that neither it nor any of its Affiliates shall transfer any of their respective Warrants without transferring to the same Transferee an equal number of Voting Preferred Shares; provided, however, to the extent that the Equity Purchaser or any of its Affiliates or any such Transferee holds a greater number of Warrants than Voting Preferred Shares (“Excess Warrants”), it may transfer any Excess Warrants without transferring Voting Preferred Shares.

SECTION 3.4 Redemption of the Voting Preferred Shares. The Company hereby agrees that it shall not redeem any of the Voting Preferred Shares other than in accordance with the terms set forth in this Agreement and in the Certificate of Amendment.

SECTION 3.5 Purchase of the Trust Preferred Securities. The Company shall purchase, in each case on a date no less than six (6) months (the “Waiting Period”) after the date of exercise of all or any portion of the Warrants then held by the Equity Purchaser and/or its Affiliates (or by any Transferee of all or any portion of such Warrants if the exercise of such Warrants is substantially contemporaneous with the transfer of such Warrants to such Transferee, including, for example, a transfer to an underwriter in connection with its exercise of Warrants and the sale of shares of Common Stock issued upon such exercise), at the option of the Trust Preferred Purchaser, such option to be exercised during the period beginning on the expiration of the Waiting Period and ending on the date which is 60 days after the expiration date of the Waiting Period, such number of Trust Preferred Securities held by the Trust Preferred Purchaser for (i) a cash purchase price equal to the liquidation preference of such Trust Preferred Securities in an amount up to, at the election of the Trust Preferred Purchaser, the aggregate exercise price paid in cash, if any, upon the exercise of any such Warrants or (ii) at the Company’s option, a purchase price paid in cash or in shares of Common Stock (with each such share equal in value to the Fair Market Value (as defined in the Warrant) of one share of Common Stock on the trading date immediately prior to the exercise date of the applicable Warrants) in an amount up to, at the election of the Trust Preferred Purchaser, the aggregate exercise price paid through the surrender of Warrants pursuant to Section 2.3(b) of the Warrants, if any, upon the exercise of any such Warrants; provided that, in any case, upon the announcement or entering into of any agreement by the Company with respect to any Change of Control of the Company (as defined in the Securities Purchase Agreement), such right of the Trust Preferred Purchaser to have the Company purchase the Trust Preferred Securities, if exercised or entitled to be exercised, shall become effective immediately upon the earlier of (A) the expiration of the Waiting Period, (B) 30 days following any such announcement or entering into of any such agreement and (C) the consummation of any Change of Control of the Company and, in the case of clauses (B) and (C), the Waiting Period or any portion thereof shall no longer apply. If the Company suffers any adverse financial consequences by virtue of both the Equity Purchaser transferring Warrants which are then exercised by the Transferee and the Trust Preferred Purchaser then exercising its option (the “TPS Option”) to cause the Company to purchase Trust Preferred Securities all as contemplated above and such financial consequences are more adverse (whether by reason of increased taxes, reduced earnings or otherwise) to the Company than if both the Equity Purchaser had exercised rather than transferred such Warrants and the Trust Preferred Purchaser had then exercised the TPS Option, then the Equity Purchaser and the Trust Preferred Purchaser shall hold the Company harmless against the effects of such more adverse consequences if and then only to the extent such adverse consequences are more adverse than if both the Equity Purchaser had exercised rather than transferred such Warrants and the Trust Preferred Purchaser had then exercised the TPS Option.

ARTICLE IV

REGISTRATION RIGHTS WITH RESPECT TO

THE WARRANTS AND THE WARRANT SHARES

SECTION 4.1 Shelf Registration Statement.

(a)  Filing; Effectiveness; Expenses.  Subject to Section 4.1(d), the Company shall:

(i) file on or before the one-hundred-eightieth (180th) day following the Closing Date an “evergreen” shelf registration statement on Form S-3 pursuant to Rule 415 under the Securities Act(or any successor provisions), providing for an offering to be made on a continuous basis of the Company Registrable Securities (the “Shelf Registration”);

(ii) use commercially reasonable efforts to cause the Shelf Registration to become effective as soon as practicable after such filing;

(iii) use commercially reasonable efforts to maintain in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act or as reasonably requested by the Holders of (or any underwriter for) more than 10% of the Warrants issued as of the Closing or the Warrant Shares subject thereto;

(iv) furnish to the Holders of the Company Registrable Securities to which the Shelf Registration relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC; and

(v) pay all Registration Expenses in connection with the Shelf Registration, whether or not it becomes effective, and whether all, some or none of the Company Registrable Securities to which it relates are sold pursuant to it.

(b) Inclusion of Additional Securities. In no event shall the Shelf Registration include securities other than the Company Registrable Securities set forth in Section 4.1(a)(i) unless Holders of more than 66 2/3% of such Company Registrable Securities consent to such inclusion.

(c) Effective Shelf Registration Statement. (i) If at any time, the Shelf Registration ceases to be effective, then the Company shall use its best efforts to file and use its commercially reasonable efforts to cause to become effective a new “evergreen” shelf registration statement providing for an offering to be made on a continuous basis of the Warrants and the Warrant Shares.

(ii) If, after the Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, then the Company shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(d) Notwithstanding Section 4.1 (a), at such time as the Equity Purchaser and its Affiliates are permitted to sell in a single quarter pursuant to Rule 144 all Common Stock either held by or underlying the Warrants held by the Equity Purchaser and its Affiliates, the obligations of the Company set forth in this Section 4.1 shall terminate and be of no further force and effect.

(e) (i) If the Company shall at any time furnish to the Equity Purchaser and/or any of its Transferees, a certificate signed by its chairman of the board, chief executive officer, president or any other of its authorized officers stating that the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Company Board, after consultation with its outside securities counsel, materially and adversely affect the Company, the Company may postpone the filing (but not the preparation) of the Shelf Registration for up to sixty (60) days; provided, however, that the Company shall not be permitted to postpone registration pursuant to this Section 4.1(e)(i) more than once. The Company shall promptly give the Equity Purchaser and/or its Transferees, as appropriate, written notice of any postponement made in accordance with the preceding sentence.

(ii) If the Company shall at any time furnish to the Equity Purchaser and/or any of its Transferees, a certificate signed by its chairman of the board, chief executive officer, president or any other of its authorized officers (a “Suspension Notice”) stating that the Company has been advised in writing by a nationally recognized investment banking firm selected by the Company that, in such firm’s opinion, resales of the Company Registrable Securities pursuant to the Shelf Registration would adversely affect any Company Offering (as defined in Section 4.2(h)(i)) with respect to which the Company has commenced preparations for a registration prior to the receipt of a Confirmation Request (as defined in Section 4.1 (f), the Equity Purchaser or such Transferees may not effect any such resales until the earliest of (A) 30 days after the completion of such Company Offering, (B) promptly after the abandonment of such Company Offering or (C) 120 days after the delivery of such Suspension Notice.

(iii) If upon receipt of a Confirmation Request, the Company determines in its good faith judgment after consultation with its securities counsel that the filing of an amendment or supplement to the Shelf Registration is necessary in order to effect resales pursuant to the Shelf Registration and such filing would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders a Suspension Notice within 48 hours of such receipt of a Confirmation Request, the Company shall not be required to comply with its obligations under Section 4(a)(iii), and the Equity Purchaser and/or Transferee, as applicable, may not effect any resales, until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 90 days after such Confirmation Request was received by the Company.

(iv) Notwithstanding the provisions of Sections 4.1(e)(ii) and (iii), the Company shall be entitled to serve only one Suspension Notice (A) within any period of 180 consecutive days or (B) with respect to any two consecutive resales for which the Equity Purchaser or its Transferees deliver Confirmation Requests.

(f) At least 48 hours prior to effecting any sale of Company Registrable Securities pursuant to the Shelf Registration, the Holder will request the Company to confirm whether the Company is then exercising its rights pursuant to Section 4.1( e)(a “Confirmation Request”).

(g)  Underwritten Offering.  At the election of any Holder or group of Holders, in each case, holding in excess of 10% of the aggregate of the outstanding Warrants and Warrant Shares then issued, any resale pursuant to the Shelf Registration may involve an underwritten offering, and, in such case, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected  by the Holders of a majority of the Company Registrable Securities which are the subject of any such request; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

SECTION 4.2  Registration on Request.

(a) Request. If, at any time after the date hereof, the Shelf Registration is not then effective, the Equity Purchaser or any other Holder or group of Holders, in each case, holding in excess of 10% of the aggregate of the outstanding Warrants and Warrant Shares then issued (provided that no Transferee of the Equity Purchaser or any of its Affiliates or of any Transferee shall be permitted to request a registration pursuant to this Section 4.2 unless the right to make such a request was transferred to such Transferee pursuant to Section 3.1 (b )(i)) (individually or collectively, as the case may be, the “Demand Party”) may request in writing that the Company effect the registration under the Securities Act of all or part of such Demand Party’s Company Registrable Securities. Any such request will specify (i) the number of Company Registrable Securities proposed to be sold and (ii) the intended method of disposition thereof. Subject to the other provisions of this Section 4.2, the Company shall promptly give written notice of such requested registration to all other Holders, and thereupon will, as expeditiously as possible, use its commercially reasonable efforts to effect the registration under the Securities Act of:

(i) the Company Registrable Securities which the Company has been so requested to register by the Demand Party; and

(ii) all other Company Registrable Securities of the same class(es) or series as are to be registered at the request of a Demand Party and which the Company has been requested to register by any other Holder thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the amount and intended method of disposition of such Company Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Company Registrable Securities so to be registered.

(b) Limits on Registration Requests. Notwithstanding Section 4.2(a), (i) in no event shall the Company be required to effect more than five registrations pursuant to this Section 4.2 and (ii) the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.2 (other than a registration statement on Form S-3 or any successor or similar short-form registration statement) within a period of ninety (90) days after the effective date of any other registration statement relating to any registration request under this Section 4.2 or to any registration effected under Section 4.3, in either case which was not effected on Form S-3 (or any successor or similar short-form registration statement). Nothing in this Section 4.2 shall operate to limit the right of any Holder to (i) request the registration of Common Stock issuable upon the exercise of any Warrants held by such Holder notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such Warrants, or (ii) request the registration at one time of both Warrants exercisable into Common Stock and the Common Stock underlying any such Warrants.

(c) Registration Statement Form. The Company shall select the registration statement form for any registration pursuant to this Section 4.2; provided, however, that if any registration requested pursuant to this Section 4.2 which is proposed by the Company to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

(d) Expenses. The Company will pay all Registration Expenses in connection with registrations pursuant to this Section 4.2.

(e) Effective Registration Statement. A registration requested pursuant to this Section 4.2 will not be deemed to have been effected:

(i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Company Registrable Securities covered by such registration statement until the earlier of (x) such time as all of such Company Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such registration statement or (y) one-hundred-eighty (180) days after the effective date of such registration statement, except with respect to any registration statement filed pursuant to Rule 415 under the Securities Act, in which case the Company shall use its commercially reasonable efforts to keep such registration statement effective until the such time as all of the Company Registrable Securities cease to be Company Registrable Securities; provided, that if the failure of any such registration statement to become or remain effective in compliance with this Section 4.2(e)(i) is due solely to acts or omissions of the applicable Holders, such registration requested pursuant to this Section 4.2 will be deemed to have been effected;

(ii)  if after it has become effective, the registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority and does not thereafter become effective; or

(iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Demand Party or other Holders.

(t) Underwritten Offering. At the election of the Demand Party, a requested registration pursuant to this Section 4.2 may involve an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by and, in such case, the Holders of a majority of the Company Registrable Securities which the Company has been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

(g) Priority in Requested Registrations. If a requested registration pursuant to this Section 4.2 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Holders (an “Adverse Effect”), then the Company shall include in such registration Company Registrable Securities requested to be included in such registration by the Demand Party and all other Holders of Company Registrable Securities pursuant to this Section 4.2 on a pro rata basis to the extent that the managing underwriter believes that such Company Registrable Securities can be sold in such offering without having an Adverse Effect. If the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 4.2 that the Company Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Demand Party, then the Demand Party shall have the right to notify the Company that it has determined that the registration statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such registration statement.

(h) Postponements in Requested Registrations. (i) If, upon receipt of a registration request pursuant to Section 4.2(a), the Company is advised in writing by a nationally recognized investment banking firm selected by the Company that, in such firm’s opinion, a registration at the time and on the terms requested would adversely affect any public offering of securities of the Company by the Company (other than in connection with employee benefit and similar plans) (a “Company Offering”) with respect to which the Company has commenced preparations for a registration prior to the receipt of a registration request pursuant to Section 4.2(a) and the Company furnishes the Holders with a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to such effect (the “Transaction Delay Notice”) promptly after such request, the Company shall not be required to effect a registration pursuant to Section 4.2(a) until the earliest of (A) 30 days after the completion of such Company Offering, (B) promptly after the abandonment of such Company Offering or (C) 120 days after the date of the Transaction Delay Notice; provided, however, that in any event the Company shall not be required to effect any registration prior to the termination, waiver or reduction of any “blackout period” required by the underwriters to be applicable to the Holders or the Company, if any, in connection with any Company Offering.

(ii) If upon receipt of a registration request pursuant to Section 4.2(a) or while a registration request pursuant to Section 4.2(a) is pending, the Company determines in its good faith judgment after consultation with its securities counsel that the filing of a registration statement would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders written notice (the “Information Delay Notice” and, together with the Transaction Delay Notice, the “Delay Notice”) thereof promptly after the Company makes such determination, which shall be made promptly after the receipt of any request, the Company shall not be required to comply with its obligations under Section 4.2(a) until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 90 days after the Holders’ receipt of such notice.

(iii) Notwithstanding the foregoing provisions of this Section 4.2(h), the Company shall be entitled to serve only one Delay Notice (i) within any period of 180 consecutive days or (ii) with respect to any two consecutive registrations requested pursuant to Section 4.2(a).

(iv) At any time when a registration statement effected pursuant to Section 4.2(a) hereunder relating to Company Registrable Securities is effective and a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 6.1 (b) hereunder, that the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, to the extent that the amendment or supplement to such prospectus necessary to correct such untrue statement of a material fact or omission to state a material fact would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders written notice thereof promptly after the Company makes such determination, the Holders shall suspend sales of Company Registrable Securities pursuant to such registration statement and the Company shall not be required to comply with its obligations under Section 6.1 (f) ’until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 90 days after the Holders’ receipt of such written notice. If the Holders’ disposition of Company Registrable Securities is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit dispositions of Company Registrable Securities by the Holders for an aggregate of 60 days, the registration statement shall not be counted for purposes of determining the number of registrations permitted under Section 4.2(b) hereof.

(i) Additional Rights. If the Company at any time grants to any other holders of Common Stock (or securities that are convertible, exchangeable or exercisable into Common Stock) any rights to request the Company to effect the registration under the Securities Act of any such shares of Common Stock (or any such securities) on terms more favorable to such holders than the terms set forth in this Section 4.2, the terms of this Section 4.2 shall be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits.

SECTION 4.3 Incidental Registrations. (a) If the Company at any time after the date hereof proposes to register Equity Securities under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Company Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice to all Holders of its intention to do so and of such Holders’ rights under this Agreement. Upon the written request of any such Holder made within thirty (30) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of all Company Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Company Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company’s registration must sell their Company Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section involves an underwritten public offering, any Holder requesting to be included in such registration may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register all or any part of such securities in connection with such registration. Nothing in this Section shall operate to limit the right of any Holder to request the registration of Common Stock issuable upon conversion, exchange or exercise of securities, including Warrants, held by such Holder notwithstanding the fact that at the time of request such Holder does not hold the Common Stock underlying such securities. The registrations provided for in this Section 4.3 are in addition to, and not in lieu of, registrations made upon the request of the Equity Purchaser and any other Holder in accordance with Sections 4.1 and 4.2.

(b) Expenses. The Company will pay all Registration Expenses in connection with each registration of Company Registrable Securities requested pursuant to this Section 4.3.

(c) Priority in Incidental Registrations. If a registration pursuant to this Section 4.3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Company Registrable Securities requested to be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the securities to be offered in such offering as contemplated by the Company (other than the Company Registrable Securities), then the Company shall include in such registration (a) first, 100% of the securities the Company proposes to sell and (b) second, to the extent of the amount of Company Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the amount of Company Registrable Securities which the Holders have requested to be included in such registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative amount of Company Registrable Securities then held by each such Holder (provided, that any such amount thereby allocated to any such Holder that exceeds such Holder’s request shall be reallocated among the remaining requested Holders and Other Holders in like manner).

ARTICLE V

REGISTRATION RIGHTS WITH RESPECT TO THE

TRUST PREFERRED SECURITIES

SECTION 5.1  Registration on Request.

(a) Request. At any time after the date hereof, the Trust Preferred Purchaser or any other Holder of Trust Registrable Securities or group of Holders, in each case, holding in excess of 10% of the aggregate principal amount of the Trust Preferred Securities then outstanding (provided that no Transferee of the Trust Preferred Purchaser or any of its Affiliates or of any Transferee shall be permitted to request a registration pursuant to this Section 5.1 unless the right to make such a request was transferred to such Transferee pursuant to Section 3.1(b)(ii)), individually or collectively, as the case may be (the “Trust Demand Party”), may request in writing that the Company and the Trust effect the registration under the Securities Act of all or part of such Trust Demand Party’s Trust Registrable Securities. Any such request will specify (i) the number of Trust Registrable Securities proposed to be sold and (ii) the intended method of disposition thereof. Subject to the other provisions of this Section 5.1, the Trust shall, and the Company shall cause the Trust to, promptly give written notice of such requested registration to all other Holders of Trust Registrable Securities, and thereupon will, as expeditiously as possible, use its commercially reasonable efforts to effect the registration under the Securities Act of:

(i) the Trust Registrable Securities which the Company and the Trust have been so requested to register by the Trust Demand Party; and

(ii) all other Trust Registrable Securities of the same class(es) or series as are to be registered at the request of a Trust Demand Party and which the Trust has been requested to register by any other Holder of Trust Registrable Securities by written request given to the Company and the Trust within thirty (30) days after the giving of such written notice by the Trust (which request shall specify the amount and intended method of disposition of such Trust Registrable Securities), all to the extent necessary to permit the disposition (in accordance with the intended method thereof as aforesaid) of the Trust Registrable Securities so to be registered.

(b) Limits on Registration Requests. Notwithstanding Section 5.1(a), (i) in no event shall the Company and the Trust be required to effect more than five registrations pursuant to this Section 5.1 and (ii) the Company and the Trust shall not be obligated to file a registration statement relating to any registration request under this Section 5.1 (other than a registration statement on Form

S-3 or any successor or similar short-form registration statement) within a period of ninety (90) days after the effective date of any other registration statement relating to any registration request under this Section 5.1 which was not effected on Form S-3 (or any successor or similar short-form registration statement).

(c) Registration Statement Form. The Company and the Trust shall select the registration statement form for any registration pursuant to this Section 5.1; provided, however, that if any registration requested pursuant to this Section 5.1 which is proposed by the Company and the Trust to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection, with an underwritten public offering, and if the managing underwriter shall advise the Company and the Trust in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

(d) Expenses. The Company and the Trust will pay all Registration Expenses in connection with registrations pursuant to this Section 5.1.

(e) Effective Registration Statement. A registration requested pursuant to this Section 5.1 will not be deemed to have been effected:

(i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Trust Registrable Securities covered by such registration statement until the earlier of (x) such time as all of such Trust Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such registration statement or (y) one-hundred-eighty (180) days after the effective date of such registration statement, except with respect to any registration statement filed pursuant to Rule 415 under the Securities Act, in which case the Company and the Trust shall use its commercially reasonable efforts to keep such registration statement effective until the such time as all of the Trust Registrable Securities cease to be Trust Registrable Securities; provided, that if the failure of any such registration statement to become or remain effective in compliance with this Section 5.1(e)(i) is due solely to acts or omissions of the applicable Holders, such registration requested pursuant to this Section 5.1 will be deemed to have been effected;

(ii) if after it has become effective, the registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority and does not thereafter become effective; or

(iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Trust Demand Party or other Holders of Trust Registrable Securities.

(f) Selection of Underwriters. At the election of the Trust Demand Party, a requested registration pursuant to this Section 5.1 may involve an underwritten offering, and, in such case, the investment banker(s), underwriter(s) and manager(s) for such registration shall be selected by the Holders of a majority of the Trust Registrable Securities which the Company and the Trust have been requested to register; provided, however, that such investment banker(s), underwriter(s) and manager(s) shall be reasonably satisfactory to the Company.

(g) Priority in Requested Registrations. If a requested registration pursuant to this Section 5.1 involves an underwritten offering and the managing underwriter advises the Company and the Trust in writing that, in its opinion, the number of Trust Registrable Securities to be included in such registration would be likely to have an Adverse Effect, then the Company and the Trust shall include in such registration the Trust Registrable Securities requested to be included in such registration by the Trust Demand Party and all other Holders of Trust Registrable Securities pursuant to this Section 5.1 on a pro rata basis to the extent that the managing underwriter believes that such Trust Registrable Securities can be sold in such offering without having an Adverse Effect. If the managing underwriter of any underwritten offering shall advise the Holders participating in a registration pursuant to this Section 5.1 that the Trust Registrable Securities covered by the registration statement cannot be sold in such offering within a price range acceptable to the Trust Demand Party, then the Trust Demand Party shall have the right to notify the Company and the Trust that it has determined that the registration statement be abandoned or withdrawn, in which event the Company and the Trust shall abandon or withdraw such registration statement.

(h) Postponements in Requested Registrations. (i) If, upon receipt of a registration request pursuant to Section 5.1(a), the Company is advised in writing by a nationally recognized investment banking firm selected by the Company that, in such firm’s opinion, a registration at the time and on the terms requested would adversely affect any Company Offering with respect to which the Company has commenced preparations for a registration prior to the receipt of a registration request pursuant to Section 5.1 (a) and the Company furnishes the Holders with a Transaction Delay Notice promptly after such request, the Company shall not be required to effect a registration pursuant to Section 5.1 (a) until the earliest of (A) 30 days after the completion of such Company offering, (B) promptly after the abandonment of such Company Offering or (C) 120 days after the date of the Transaction Delay Notice; provided, however, that in any event the Company shall not be required to reflect any registration prior to the termination, waiver or reduction of any “blackout period” required by the underwriters to be applicable to the Holders or the Company, if any, in connection with any Company Offering.

(ii) If upon receipt of a registration request pursuant to Section 4.2(a) or while a registration request pursuant to Section 5.1(a) is pending, the Company determines in its good faith judgment after consultation with its securities counsel that the filing of a registration statement would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders an Information Delay Notice promptly after the Company makes such determination, which shall be made promptly after the receipt of any request, the Company shall not be required to comply with its obligations under Section 5.1 (a) until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 90 days after the Holders’ receipt of such notice.

(iii) Notwithstanding the foregoing provisions of this Section 5.1 (h), the Company shall be entitled to serve only one Delay Notice (i) within any period of 180 consecutive days or (ii) with respect to any two consecutive registrations requested pursuant to Section 5.1 (a).

(iv) At any time when a registration statement effected pursuant to Section 5.l(a) hereunder relating to Trust Registrable Securities is effective and a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 6.1(b) hereunder, that the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, to the extent that the amendment or supplement to such prospectus necessary to correct such untrue statement of a material fact or omission to state a material fact would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential and the Company provides the Holders written notice thereof promptly after the Company makes such determination, the Holders shall suspend sales of Trust Registrable Securities pursuant to such registration statement and the Company shall not be required to comply with its obligations under Section 6.1 (f) until the earlier of (A) the date upon which such material information s disclosed to the public or ceases to be material or (B) 90 days after the Holders’ receipt of such written notice. If the Holders’ disposition of Trust Registrable Securities is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit dispositions of Trust Registrable Securities by the Holders for an aggregate of 60 days, the registration statement shall not be counted for purposes of determining the number of registrations permitted under Section 5.1 (b) hereof.

(v) Additional Rights. If the Company or the Trust at any time grants to any other holders of any of its Equity Securities any rights to request the Company or the Trust to effect the registration under the Securities Act of any such Equity Securities on terms more favorable to such holders than the terms set forth in this Section 5.1, the terms of this Section 5.1 shall be deemed amended or supplemented to the extent necessary to provide the Holders such more favorable rights and benefits.

SECTION 5.2 Liquidation of the Trust. The parties hereto agree that if the Trust is for any reason liquidated or otherwise dissolved, whether voluntarily or involuntarily, then the provisions of Section 5.1 shall apply in their entirety to the Subordinated Debentures.

ARTICLE VI

REGISTRATION PROCEDURES

SECTION 6.1 Registration Procedures. If and whenever the Company or the Trust (the “Registering Party”) is required to use its commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, such Registering Party will, as expeditiously as possible:

(a) prepare and, in any event within thirty (30) days after the end of the period within which a request for registration may be given to such Registering Party. file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days of the initial filing;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of one-hundred-eighty (180) days (except in the case of a Shelf Registration which the Company shall keep continuously effective subject to Section 4.1 (d) hereof) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, however, that before filing a registration statement or prospectus, or any amendments or supplements thereto in accordance with Sections 6.1 (a) or (b), such Registering Party will furnish to counsel selected pursuant to Section 6.6 hereof copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

(c) furnish to each seller of such Registrable Securities such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that such Registering Party shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(e) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved bysuch other governmental authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f) notify each seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of such Registering Party’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the Sellers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen (18) months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11 (a) of the Securities Act;

(h) use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on the NYSE or any other national securities exchange on which Registrable Securities of the same class covered by such registration statement are then listed and, if no such Registrable Securities are so listed, on the NYSE or any national securities exchange on which the Common Stock is then listed;

(h) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 6.4 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities or the underwriters, if any, reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

(i) obtain a “cold comfort” letter or letters from such Registering Party’s independent public accounts in customary form and covering matters of the type customarily covered by “cold comfort” letters as the seller or sellers of a majority of shares of such Registrable Securities shall reasonably request;

(j) make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of such Registering Party, and cause all of such Registering Party’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) notify counsel (selected pursuant to Section 6.6 hereof) for the Holders of Registrable Securities included in such registration statement and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(l) make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(m) if requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(n) cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request;

(o) use its commercially reasonable efforts to obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent an opinion or opinions from counsel for such Registering Party in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel;

(p) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NYSE or any other securities exchange and/or the NASD; and

(q) use its commercially reasonable efforts (taking into account the interests of the Company) to make available the executive officers of such Registering Party to participate with the Holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities.

SECTION 6.2  Information Supplied. The Registering Party may require each seller of Registrable Securities as to which any registration is being effected to furnish such Registering

Party with such information regarding such seller and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as such Registering Party may from time to time reasonably request in writing.

SECTION 6.3  Restrictions on Disposition.  Each Holder agrees that, upon receipt of any notice from the Registering Party of the happening of any event of the kind described in Section 6.1(f), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.1(f), and, if so directed by such Registering Party, such Holder will deliver to such Registering Party (at the Registering Party’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event such Registering Party shall give any such notice, the period mentioned in Section 6.1(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.1(f) and to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 6.1(f).

SECTION 6.4  Indemnification. (a) In the event of any registration of any securities of a Registering Party under the Securities Act pursuant to Articles IV or V, such Registering Party shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and stockholders or members or general and limited partners (and any director, officer, Affiliate, employee, stockholder and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that such Registering Party shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to such Registering Party through an instrument duly executed by or on behalf of such seller specifically stating that it is for use in the preparation thereof; and, provided, further, that such Registering Party will not be liable in any such case to the extent, but only to the extent, that the foregoing indemnity with respect to any untrue statement contained in or omitted from a registration statement or the prospectus shall not inure to the benefit of any party (or any person controlling such party) who is obligated to deliver a prospectus in transactions in a security as to which a registration statement has been filed pursuant to the Securities Act and from whom the person asserting any such Damages purchased any of the Registrable Securities to the extent that it is finally judicially determined that such Damages resulted solely from the fact that such party sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the registration statement or the prospectus, as amended or supplemented, and (x) such Registering Party shall have previously and timely furnished sufficient copies of the registration statement or prospectus, as so amended or supplemented, to such party in accordance with this Agreement and (y) the registration statement or prospectus, as so amended or supplemented, would have corrected such untrue statement or omission of a material fact.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by any seller.

(b) A Registering Party may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Sections 4.2, 4.3 or 5.1 herein, that it shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.4(a)) such Registering Party and all other prospective sellers or any underwriter, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to such Registering Party through an instrument duly executed by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Registering Party or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 6.4, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding; provided, however, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 6.4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party’s reasonable judgment (after consultation with legal counsel) a conflict of interest between such indemnified and indemnifying parties may exist in respect of such action or proceeding, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that, in the event, however, that the indemnifying party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the indemnified party, in either case within a 3D-day period, or if a court of competent jurisdiction determines that the indemnifying party is not vigorously defending such action or proceeding, then such indemnified party may employ counsel to represent or defend it in any such action or proceeding and the indemnifying party shall pay the reasonable fees and disbursements of such counsel or other representative as incurred; provided, however, that the indemnifying party shall not be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any jurisdiction in any single action or proceeding. No indemnifying party will settle any such action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnified party, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such indemnified party from all liability in respect of such action or proceeding and (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder. No indemnified party will settle any such action or proceeding or consent to the entry of any judgment without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld).

(d) (i) If the indemnification provided for in this Section 6.4 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material factor omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 6.4( d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 6.4(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Indemnification similar to that specified in this Section 6.4 (with appropriate modifications) shall be given by the appropriate Registering Party and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Law or with any governmental authority other than as required by the Securities Act.

(f) The obligations of the parties under this Section 6.4 shall be in addition to any liability which any party may otherwise have to any other party.

SECTION 6.5 Required Reports. Each of the Registering Party covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if such Registering Party is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, appropriate Registering party will deliver to such Holder a written statement as to whether it has complied with such requirements.

SECTION 6.6 Selection of Counsel. In connection with any registration of Registrable Securities pursuant to Articles IV or V hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders of Registrable Securities covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to either of the Registering Parties in connection with such registration, the remaining Holders shall be entitled to select one additional counsel to represent all such remaining Holders.

SECTION 6.7 Holdback Agreement. If any registration under Sections 4.2 or 4.3 hereof or any sale of securities in connection with a registration under Section 4.1 hereof shall be in connection with an underwritten public offering, each Holder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Equity Securities of the appropriate Registering Party (in each case, other than as part of such underwritten public offering), within seven (7) days before, or ninety (90) days (or such lesser period as the managing underwriters may permit) after, the effective date of any such registration pursuant to Sections 4.2 or 4.3 or the closing of any sale of securities in connection with a registration under Section 4.1 (except as part of any such registration or sale), and each of the Registering Parties hereby also so agrees and agrees to cause each other holder of any equity security of such Registering Party purchased from such Registering Party (at any time other than in a public offering) to so agree.

SECTION 6.8  No Inconsistent Agreement. Each of the Registering Parties represents and warrants that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the Holders of Registrable Securities in this Agreement.

ARTICLE VII

STANDSTILL

SECTION 7.1 Acquisition of Additional Voting Securities. (a) Subject to Section 7.1(b), during the Standstill Period, the Equity Purchaser hereby agrees that it shall not, and that it shall cause each of its Affiliates (including, without limitation, KKR) not to, without the prior approval of the Board of Directors of the Company (excluding, for purposes of such approval, the KKR Representative), directly or indirectly, (i) acquire, offer or propose to acquire or agree to acquire (whether by purchase, tender or exchange offer, through an acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group, or otherwise), the beneficial ownership of any additional Voting Securities of the Company or any of its Subsidiaries (or any warrants, options or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any Voting Securities of the Company or any of its Subsidiaries or any other Equity Securities of the Company or any of its Subsidiaries); provided, however, that the foregoing restrictions shall not apply to any acquisition or proposed acquisition (each, an “Acquisition”) of beneficial ownership of any additional Voting Securities of the Company: (x) if, after giving effect to such Acquisition, the aggregate number of Voting Securities of the Company beneficially owned on a Fully Diluted Basis by the Equity Purchaser (together with its Affiliates) would not exceed 25% of the total Voting Securities of the Company, (y) which is by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Equity Securities of the Company generally or (z) involves Equity Securities acquired from the Company (including the Warrant Shares) or otherwise in accordance with the provisions of the Agreement and the other Transaction Agreements; (ii) make any public announcement with respect to, or submit any proposal for, any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company or any of its Subsidiaries; (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used In Regulation 14A under the Exchange Act) to vote any Voting Securities of the Company or any of its Subsidiaries or seek to advise or influence any Person with respect to the voting of any Voting Securities of the Company or any of its Subsidiaries, (iv) form, join or in any way participate in any Group (other than with respect to its Affiliates) with respect to any of the Voting Securities of the Company; (v) otherwise act, either alone or in concert with others, to seek control of the Company or any of its Subsidiaries; (vi) disclose any intention, proposal, plan or arrangement with respect to any of the foregoing; or (vii) make any demand, request or proposal to amend, waive or terminate any provision of this Section 7.1 (collectively, the “Acquisition Restrictions”).  Nothing contained in this Section 7.1 shall be construed to limit or restrict any action take in good faith by the KKR Representative or KKR Observer in his or her capacity as a director or observer at the Company Board, the DP&L Board or any other Applicable Board

(b) The foregoing Acquisition Restrictions will not apply if:

(i) a third party who is not an Affiliate of the Equity Purchaser or any of its Affiliates (a “Third Party”, which term shall include any Group, other than a Group which includes the Equity Purchaser or any of its Affiliates as a member) commences or publicly announces its intention to commence a bona fide tender or exchange offer for more than 15% of the outstanding Voting Securities of the Company and the Company Board does not recommend against the tender or exchange offer within ten (10) Business Days after the commencement thereof (which, in the case of an exchange offer, shall be deemed to be the effective date of the registration statement relating to the securities offered in such exchange offer or, if permitted under the Exchange Act, such earlier date selected by the offer or for commencement of the exchange offer) or such longer period as shall then be permitted under SEC rules;

(ii) a Third Party acquires beneficial ownership of 15% of the Company’s outstanding Voting Securities (other than as a result of purchases of such securities from the Company made with the Equity Purchaser’s prior written consent);

(iii) a Third Party makes a bona fide proposal to acquire all or substantially all of the assets of the Company or DP&L that the Company Board is actively negotiating and the consummation of which would require approval of the shareholders of the Company pursuant to the General Corporation Law of the State of Ohio;

(iv) a Third Party makes a bona fide proposal to enter into any acquisition or other business combination transaction with the Company or DP&L that the Company Board is actively negotiating;

(v) the Company enters into (or publicly announces its intention to do so) a definitive agreement, or an agreement contemplating a definitive agreement, for any of the foregoing transactions described in clauses (i) to (iv) above; or

(vi) the Company or the Trust is in material breach of its obligations under this Agreement.

(c)  Upon a repurchase or redemption of Equity Securities by the Company or one or more of its Affiliates or any similar transaction that, by reducing the number of outstanding Equity Securities of the Company, increases the Ownership Percentage to an amount in excess 25%, neither the Equity Purchaser nor any of its Affiliates shall be required to dispose of any Equity Securities beneficially owned by them; provided, however, that in such event, neither the Equity Purchaser nor any of its Affiliates may purchase additional Equity Securities until such time as the Ownership Percentage is less than 25%.

(d)  Subject to Section 7.1(c), if at any time the Equity Purchaser or any of its Affiliates become aware that the Equity Purchaser and its Affiliates beneficially own in the aggregate more than 25% of the Voting Securities, then the Equity Purchaser shall, as soon as is reasonably practicable (but in no manner that would require it or any such Affiliate to incur liability under

Section 16(b) of the Exchange Act) take all reasonable action to reduce the amount of Equity Securities beneficially owned by it and its Affiliates to an amount not greater than such percentage.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Indemnification: Reimbursement of Expenses. The Company agrees to indemnity and hold harmless the Equity Purchaser, the Trust Preferred Purchaser, their respective directors and officers and their respective Affiliates (including Kohlberg Kravis Roberts & Co., L.P. (“KKR”)) (and the directors, officers, partners, Affiliates and controlling persons thereof) (each, a “Purchaser Indemnitee”) from and against any and all liability, including obligations, costs, fines, penalties, claims, actions, injuries; demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and expenses, including accountant’s and attorney’s fees and expenses (collectively, the “Damages”), incurred by any Purchaser Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) any Purchaser Indemnitee’s purchase and/or ownership of the Voting Preferred Shares, the Warrants, the Warrant Shares and/or Trust Preferred Securities, (ii) the transactions contemplated by the Transaction Agreements, or (iii) any litigation to which any Purchaser Indemnitee is made a party in its capacity as a stockholder or owner of securities (or a partner, director, officer, Affiliate or controlling person of the Equity Purchaser or the Trust Preferred Purchaser, as appropriate) of the Company; provided that (A) the foregoing indemnification rights in this Section 8.1 shall not be available to the extent that any such Damages are incurred as a result. of the Purchaser Indemnitee’s willful misconduct or gross negligence, (B) the indemnification rights set forth in this Section 8.1 shall not be available to the extent that any such Damages are included as a result of non-compliance by the Purchaser Indemnitee with all laws and regulations applicable to it and (C) the indemnification rights set forth in this Section 8.1 shall not be available to the extent any such Damages are incurred as a result of non-compliance by the Purchaser with its obligations under Transaction Documents. For purposes of this Section 8.1, each of the Purchasers and its representatives shall be deemed to have complied with all laws and regulations applicable to them and their obligations under the Transaction Documents and each Purchaser Indemnitee shall be deemed not to have engaged in willful misconduct or gross negligence absent a final non-appealable judgment of a court of competent jurisdiction to the contrary or to such effect, respectively. The Company also agrees to reimburse each Purchaser Indemnitee for any expenses incurred by such Purchaser Indemnitee in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to its member or shareholders in connection with the Equity Purchaser’s investment in the Company and the Trust Preferred Purchaser’s investment in the Trust.

SECTION 8.2 Termination. Subject to Section 3.1(b), the provisions of this Agreement shall terminate as follows:

(i)  Sections 2.1 and 2.4 shall terminate as provided in Section 2.5;

(ii) Articles IV, V and VI of this Agreement (other than Section 6.4 thereof which shall not terminate) shall terminate at such time as there shall be no Registrable Securities outstanding or as otherwise provided therein;

(iii) Article VII shall terminate at the end of the Standstill Period or as otherwise provided in Section 7.1;

(iv) Sections 3.2, 3.3 and 3.4 shall terminate when no Voting Preferred Shares are outstanding;

(v) Section 8.1 of this Agreement shall not terminate; and

(vi) the remaining provisions of this Agreement shall terminate at such time as the Ownership Percentage of the Equity Purchaser shall be less than 1%.

Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 8.3 Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 8.4 Successors, Assigns. Transferees and Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns and Transferees. Except as expressly provided herein, this Agreement may not be assigned without the prior written consent of the other party, except that either of the Purchasers and the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser (to the extent third party beneficiaries hereunder) may assign their respective rights and obligations hereunder to any Affiliate or Affiliates. To the extent indicated herein, certain Persons, including the senior member of the Equity Purchaser, the shareholder of the Trust Preferred Purchaser and KKR are intended to be third party beneficiaries hereof. The Equity Purchaser and the Trust Preferred Purchaser shall inform the Company of, and the Company shall be entitled to rely upon, the names, addresses and other contact details of the senior member of the Equity Purchaser and the shareholder of the Trust Preferred Purchaser, respectively. Upon notice given to the Company, such senior member or shareholder may be replaced by one or more other members, partners or shareholders.

SECTION 8.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (I) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

(i) to the Company, the Equity Purchaser, the Trust and the Trust Preferred Purchaser, to their respective addresses specified in Section 10.8 of the Securities Purchase Agreement;

(ii) to any Transferee, to the address provided pursuant to Section 3.1 (c);

(iii) to any other Holder (if other than pursuant to clause (ii) above), to the address of such Holder as shown in the stock record books of the Company or the Trust, as appropriate; or

(iv) to such other address for any party as it may specify by like notice.

SECTION 8.6  Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 8.7  Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 8.8  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  t is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 8.9  Governing Law: Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed in all respects by the laws of the State of New York, except, in the case of the Company and with respect to Section 2.1, to the extent that the General Corporation Law of the State of Ohio is applicable.  Any suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 8.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.11  Effective Date. This Agreement shall become effective immediately upon the Closing.

SECTION 8.12  Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 8.13 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.14 No Recourse. Notwithstanding any other provision of this Agreement or any rights of the Company or the Trust at law or in equity, in the event of any default by the Purchasers under this Agreement or in the event of any claim in connection with the registration of Registrable Securities, the Company’s and the Trust’s remedies shall be restricted to enforcement of their respective rights against the property and assets of the Purchasers (including the Voting Preferred Shares, the Warrants, the Warrant Shares and the Trust Preferred Securities) and no resort shall be had to (i) any of the members of the Equity Purchaser or any of the stockholders of the Trust Preferred Purchaser personally, or (ii) any property or assets of the members of the Equity Purchaser or the stockholders of the Trust Preferred Purchaser (other than the property and assets of the Purchasers).

SECTION 8.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

IN WITNESS WHEREOF, the parties hereto have executed the SECURITY- HOLDERS AND REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

DPL INC.

By:
Name:
Title:

DPL CAPITAL TRUST I

By:
Name:
Title:

DAYTON VENTURES LLC

By:
Name:
Title:

DAYTON VENTURES, INC.

By:
Name:
Title: